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                      March 20, 2023

       Lisa Tang
       Co-Chief Executive Officer
       Boqii Holding Ltd
       Building 9, No. 388, Shengrong Road, Pudong
       New District, Shanghai 201210
       The People   s Republic of China

                                                        Re: Boqii Holding Ltd
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2022
                                                            Filed July 27, 2022
                                                            File No. 1-39547

       Dear Lisa Tang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services